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                                                                     EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            NORTH COAST ENERGY, INC.



                 ----------------------------------------------
                         Pursuant to Section 242 of the
                        Delaware General Corporation Law
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     The undersigned, Garry Regan, being the President, and Vicki L. Zanella, being the Assistant Secretary, of North Coast Energy, Inc., a Delaware corporation (the "Corporation"), hereby certify as follows:

     1.   The name of the Corporation is North Coast Energy, Inc.

     2. The amendment of the Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

     3. The Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Section 1, Article VI, and replacing it with the following:

                                  "ARTICLE VI
                                   ----------

     1. CLASSIFICATION OF BOARD OF DIRECTORS. The board of directors shall consist of not less than nine (9) nor more than thirteen (13) members and shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Subject to the foregoing limitations, the number of directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation. In the event the total number of directors is not divisible by three (3), an extra director shall be assigned to Class I if there is one (1) extra director to be assigned among the classes, and an extra
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director shall be assigned to each of Classes I and II if there are two (2)
extra directors to be assigned among the classes. The directors to be elected at each annual meeting of stockholders shall be only (a) the members of the class whose term of office then expires or (b) nominees to a class of directors whose number has been increased as a result of the action by the stockholders or directors in accordance with the provisions of the By-Laws of the Corporation. Each director elected at any stockholders' meeting shall serve for a term ending on the date of the third annual meeting of stockholders following the meeting at which such director was elected, unless the director is being elected to a class whose term of office does not expire at such stockholder's meeting, in which case he shall serve for a term ending on the date of the termination of the term of such class. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide."

     IN WITNESS WHEREOF, the undersigned, being the duly elected and acting President and Assistant Secretary, respectively, have hereunto subscribed their names to this Certificate of Amendment and affirm that the facts stated herein are true under penalties of perjury, this 16th day of December, 1998.



                                           /s/ Garry Regan
                                           -------------------------------------
                                           Garry Regan, President


/s/ Vicki L. Zanella
-------------------------------------
Vicki L. Zanella, Assistant Secretary





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